Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Solar Power, Inc.

Roseville, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-147246) of Solar Power, Inc. of our report dated May 14, 2010, (except for the restatement discussed in Note 19 as to which the date is March 14, 2011 and the restatement discussed in Note 3 as to which the date is April 16, 2012) relating to the consolidated financial statements, as of and for the year ended December 31, 2009, which appears in this Amendment No. 1 to this annual report on Form 10-K/A of Solar Power, Inc.

Our report on the consolidated financial statements refers to the restatements of the 2009 consolidated financial statements as discussed in Note 3 to the consolidated financial statements.

/s/ Macias Gini & O’Connell LLP

Sacramento, California

April 16, 2012